DEFERRED COMPENSATION AGREEMENT
This Deferred Compensation Agreement (“Agreement”) is entered into by and among HomeStreet, Inc. (the “Company”), HomeStreet Bank (the “Bank,” and collectively with the Company, “HomeStreet”), and «First» «Last» “Executive”), effective as of January 1, 2025 (the “Effective Date”).
RECITALS
A.The Company does not currently have in place a shareholder approved equity incentive plan under which it may issue Restricted Stock Units (“RSUs”) or Performance Stock Units (“PSUs”) as long-term incentive compensation to its executives consistent with past practice,
B.HomeStreet is entering into this Agreement with Executive to provide long term incentive compensation in lieu of RSUs and PSUs for the period commencing on the Effective Date and ending on third anniversary of the Effective Date (the “Performance Period”).
AGREEMENT
HomeStreet and Executive agree as follows:
1.Payment Amount.
1.1Deferred Compensation Amount. Subject to the terms of this Agreement, the Company agrees to pay Executive up to an aggregate of $«Sec_11_Total» (the “Deferred Compensation Amount”).
2.Vesting. The Deferred Compensation Amount is subject to two separate vesting schedules: $«Sec_2_Annual» of the Deferred Compensation Amount is subject to vesting in installments over three years, on each of the next three anniversaries of the Effective Date (the “Annual Vesting Amount” and each such anniversary an “Anniversary Date”), and the remaining $«Sec_2_Cliff» is subject to vesting in full on the third anniversary of the Effective Date (“Cliff Vesting Amount”). See Schedule 1 to this Agreement for a vesting schedule of these amounts.
2.1Deferred Compensation Amount. Except as otherwise provided in this Section 2.1, the Deferred Compensation Amount will become vested and payable as set forth on Schedule 1, subject to Executive’s Continuous Service through the applicable vesting date. However, notwithstanding the foregoing:
(a)If Executive’s Continuous Service terminates as a result of Executive’s death or Disability, Executive will be deemed to have vested in a pro rata portion of the Annual Vesting Amount and the Cliff Vesting Amount as of the date of such termination.
(b)If Executive’s Continuous Service terminates during the Performance Period as a result of Executive’s retirement on or after age 65, Executive will vest in a pro rata portion of the Deferred Compensation Amount.
(c)For purposes of Sections 2.1(a) and 2.1(b), the pro rata portion of the Annual Vesting Amount will be calculated as follows: (i) the amount scheduled to vest on the next Anniversary Date following such termination date, as set forth in Schedule 1, multiplied by (ii) a fraction, the numerator of which equals the number of full months that Executive was employed since the latter of January 1, 2025 or the most recent Anniversary Date on or preceding the termination date and the denominator of which equals 12. The pro rata portion of the Cliff Vesting Amount will be calculated as follows: (i) the Cliff Vesting Amount, multiplied by (ii) a fraction, the numerator of which equals the number of full months that Executive was employed since January 1, 2025 and the denominator of which equals 36.
(d)If a Change in Control (as defined below) occurs prior to January 1, 2028, and the Executive’s Continuous Service is terminated without Cause (as defined below), in connection with the Change in Control within 12 months following a change of control, then the Deferred Compensation Amount will be deemed to have vested in full on the effective date of the termination of Executive’s Continuous Service.
(e)If Executive’s Continuous Service terminates at the initiation of the Executive for Good Reason (as defined below) the Deferred Compensation Amount will be deemed to have vested in full on the effective date of the termination of Executive’s Continuous Service.
2.2Definitions. For purposes of this Agreement, the following terms are defined as follows:
(a)“Cause” means any of the following by Executive: (i) breach of any contractual obligation to the Company (including violation of any Confidentiality Agreement that Executive has executed), provided Executive has not cured such breach within fourteen (14) days of receipt of written notice of such breach from the Company; (ii) willful breach or neglect of duties he/she is required to perform, provided Executive has not cured such breach within fourteen (14) days of receipt of written notice of such breach from the Company; (iii) commission of act(s) of dishonesty, theft, embezzlement, fraud, misrepresentation or other act(s) of moral turpitude against the Company, its subsidiaries or affiliates, its shareholders or employees or which adversely impact the interest of HomeStreet; (iv) willful and continual failure to comply with any law, rule or regulation (other than traffic violations or similar minor offenses), provided that Executive has been given written notice of such failure and has not complied within fourteen (14) days after receipt of such notice (from the Company or a regulator or other authoritative source), or final cease and desist order of a regulatory agency having jurisdiction over HomeStreet; (v) failure to follow direction, which failure is not corrected within fourteen (14) days after receipt by Employee of written notice outlining the corrective action required; or (vi) other conduct, act or omission that HomeStreet concludes is materially injurious to HomeStreet’s interests.
(b)“Change in Control” means any of the following to occur: (i) one person or entity acquiring or otherwise becoming the owner of fifty percent (50%) or more of the Company’s outstanding shares; (ii) a dissolution or sale of fifty percent (50%) or more in value of the assets of either the Company or the Bank (or HomeStreet on a combined basis); or (iii) a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 280G of the Code; provided, however, that to the extent necessary to avoid an adverse tax consequence under Section 409A, a transaction will not be deemed to be a Change in Control for purposes of this Agreement unless it is also a “change in control” for purposes of Section 409A.
(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Continuous Service” means that Executive’s service with HomeStreet, whether as an employee, consultant or director, is not interrupted or terminated, as determined in a manner that is consistent with Section 409A.
(e)“Disability” means that Executive is unable to perform their duties for 120 consecutive days or 150 days in any single year by reason of any medically determinable physical or mental impairment, as determined by the Company.
(f)“Good Reason” means any of the following: (i) a change in Executive’s duties, responsibilities or reporting relationships which represents a material adverse change from those in effect immediately prior to such change; (ii) a reduction of more than fifteen percent (15%) of Executive’s base compensation without Executive’s prior agreement; or (iii) a relocation of Executive’s primary workplace that’s more than 35 miles from their current office location; provided, however, that a termination will not be deemed to be for Good Reason unless (x) Executive gives written notice of such Good Reason condition to the Company within sixty (60) days of the initial existence of the circumstances constituting Good Reason, (y) the Company has at least thirty (30) days after receipt of such notice to cure such condition or circumstance giving rise to Good Reason, and (iii) Executive’s separation from service occurs no later than six (6) months following the initial existence of the circumstances giving rise to Good Reason.
(g)“Section 409A” means Section 409A of the Code.
3.Payment Timing.
3.1Deferred Compensation Amount. The Company will pay the Deferred Compensation Amount less applicable withholdings or deductions, to the extent earned and vested, to Executive no later than thirty (30) days following the applicable vesting date; provided, however, that:
(a)If a pro rata portion of the Deferred Compensation Amount is deemed to be earned and vested under Section 2.1(a), the Company will pay such pro rata portion of the Deferred Compensation Amount to Executive no later than the last day of the calendar year in which the termination of Executive’s Continuous Service as a result of death or Disability occurs or, to the extent permitted by Section 409A, the 15th day of the third month following the termination of the Executive’s Continuous Service as a result of Executive’s Disability or, in the event of a termination of Executive’s Continuous Service upon Executive’s death, on or before December 31 of the calendar year following the calendar year in which such vesting upon Executive’s death occurs.
(b)If the Deferred Compensation Amount is deemed to be earned and vested under Section 2.1(b), the Company will pay such pro rata portion of the Deferred Compensation Amount, to the extent thus earned and vested, no later than sixty (60) days following the date of the Executive’s retirement.
(c)If the Deferred Compensation Amount is deemed to be earned and vested under Section 2.1(d), the Company will pay the Deferred Compensation Amount, no later than sixty (60) days following the date of the Change in Control.
(d)If the Deferred Compensation Amount is deemed to be earned and vested under Section 2.1 (e), the Company will pay the Deferred Compensation Amount, no later than sixty (60) days following the date of the termination of Executive’s Continuous Service.

4.Other Payment Conditions.
4.1Payments after Termination. The payment of any payment to Executive under this Agreement after the termination of Executive’s Continuous Service will be subject to Executive’s execution (and non-revocation) of a standard release of claims in favor of HomeStreet, if so requested by the Compensation Committee or other necessary Committee of the Company’s Board of Directors, and also to Executive’s continued compliance with any post-employment obligations under any agreement with HomeStreet through the applicable payment date.
4.2Termination for Cause; Restrictive Covenants. By signing below, Executive agrees that if Executive materially breaches any applicable non-competition, nonsolicitation, or confidentiality agreement with HomeStreet to which Executive is subject or if Executive is terminated for Cause, then (a) this Agreement will immediately terminate, and Executive will automatically forfeit all rights to any payments under this Agreement, as of the date of such material breach or termination for Cause, as applicable; and (b) Executive consents and agrees that the Company will be entitled to seek, in addition to any other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy (and the aforementioned equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief).
4.3Acceptance by Executive. Executive agrees that, upon acceptance of any payments under this Agreement, Executive will be deemed to have accepted all aspects of the calculation of that payment amount and any other related matter, and to have agreed not to bring any claims in connection with, or in any manner related to, that payment amount.
5.Funding. All benefits payable under this Agreement constitute an unfunded obligation of the Company. The Company will retain title to and beneficial ownership of all assets, whether cash or investments, which it may in its sole discretion set aside or earmark to pay benefits under this Agreement, including any assets placed in a rabbi trust. Neither Executive nor Executive’s beneficiaries will have any property interest in the Company’s specific assets.
6.Taxes. The Company will have the right to retain and withhold from any payment under this Agreement the amount of any income and employment taxes required to be withheld under applicable law. Payments to Executive under this Agreement will be taxed as ordinary income and deductible as a compensation expense by the Company, to the extent permitted by applicable law.
7.Prohibition on Transfer. Neither Executive nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable under this Agreement will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or any other person, nor be transferable by operation of law in the event of Executive’s or any other person’s bankruptcy or insolvency.
8.Right to Amend or Terminate. Except for such amendments to this Agreement pursuant to Section 9.1 as are necessary to comply with Section 409A, which HomeStreet may make in its sole discretion without written consent from Executive, HomeStreet and Executive may amend this Agreement only in a writing signed by both parties. If not earlier terminated, this

Agreement will automatically terminate following the date on which all amounts payable under this Agreement have been paid by the Company to Executive or, if earlier, the date on which Executive no longer has any rights to payment under this Agreement.
9.Miscellaneous.
9.1Section 409A. The Company intends for the benefits provided under this Agreement to comply with Section 409A (including any available exemptions from Section 409A), and the Agreement will be interpreted to that end. The Company reserves the right to amend this Agreement as necessary to comply with Section 409A, without Executive’s consent. Any reference in this Agreement to a “termination of Continuous Service,” “termination of employment,” or similar phrases will be construed to require a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Agreement upon Executive’s separation from service during the six (6)-month period immediately following Executive’s separation from service for reasons other than Executive’s death will not be paid to Executive during such six (6)-month period, but will instead be accumulated and paid without interest, to Executive in a lump sum on the Company’s first regular payroll date after the expiration of such six (6)-month period (or, if earlier, following Executive’s death). For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. However, none of HomeStreet and their respective directors, managers, employees, officers, directors, representatives or agents make any representation and warranty to Executive with respect to whether this Agreement complies with, or is exempt from, Section 409A and will have no liability for any accelerated taxation, additional taxes, penalties or interest for which Executive may become liable in connection with any failure or alleged failure to comply with, or meet an exemption from Section 409A.
9.2Section 280G. In the event any payments provided by the Company to Executive under this Agreement (the “Covered Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 9.2, would be subject to the excise tax imposed by Section 4999 of the Code, or any similar or successor provision under applicable law, then the Covered Payments will be payable either (i) in full, or (ii) an amount reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local taxes (and including the excise tax imposed under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any determinations under this Section 9.2 will be made by the Company consistent with the requirements of Section 409A.
9.3No Employment Contract. Nothing in this Agreement will be construed to give Executive any contractual or other right to be employed by HomeStreet, and this Agreement will in no way constitute any form of agreement or understanding binding on HomeStreet, express or implied, that HomeStreet will employ Executive for any length of time.
9.4Right of Offset. Notwithstanding any other provision of the Agreement to the contrary, the Company may at the time any amounts are payable under this Agreement (and subject to any Section 409A considerations) reduce the amount of any such payment otherwise payable to or on behalf of Executive by the amount of any obligation of Executive to or on behalf of the Company that is or becomes due and payable, and, by entering into this Agreement, Executive will be deemed to have consented to such reduction.
9.5Intent. This Agreement is strictly a compensation arrangement and is not intended to create equity ownership, liquidation preference, or an additional class of equity interests in HomeStreet. Executive’s rights under this Agreement do not represent an actual ownership interest in HomeStreet and will not entitle Executive to either voting or distribution rights associated with any equity interests of HomeStreet.
9.6Governing Law. This Agreement will be construed and interpreted according to the laws of the State of Washington, without regard to its conflicts of laws principles.
9.7Disputes. Any disputes relating to this Agreement will be subject to the same provisions regarding resolutions of disputes as in the Employment Agreement, and by signing this Agreement, Executive will be deemed to have consented to such dispute resolution provisions.
9.8Validity. In case any provision of this Agreement is deemed illegal or invalid for any reason, the illegal or invalid portion will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provision had never been inserted.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date set forth above.

COMPANY: HomeStreet, Inc. By: Name: Aaron A. Morin Title: SVP, Human Resources Director	BANK: HomeStreet Bank. By: Name: Aaron A. Morin Title: SVP, Human Resources Director

EXECUTIVE: By: Name: «First» «Last» Title:

SCHEDULE 1
VESTING SCHEDULE
«First» «Last»

Date	Annual Vesting	Cliff Vesting	Total
1/1/26	[$-]		[$-]
1/1/27	[$-]		[$-]
1/1/28	[$-]	[$-]	[$-]
Total	[$-]	[$-]	[$-]